Exhibit (h)(1)

J.P.Morgan

AGENCY SERVICES AGREEMENT

THIS AGENCY SERVICES AGREEMENT made as of the 19th day of August, 2011 by and between FLEXSHARES TRUST, a Maryland statutory trust and registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), with offices at 50 South LaSalle Street, Illinois, Chicago 60603 (the “Trust”), severally and for and on behalf of its series listed on Appendix A hereto (each a “Fund” and together the “Funds”) as the same may be amended from time to time, and JPMORGAN CHASE BANK, N.A. a national banking association with a place of business at 4 New York Plaza, New York, New York 10004 (“J.P. Morgan”).

PREMISE

J.P. Morgan, in its capacity as custodian of the Trust has been engaged to provide custody services to the Trust and its various portfolios pursuant to the terms of a global custody Agreement dated as the 19th of August, 2011 (the “Custody Agreement”). The Trust intends to issue in respect of its portfolios listed on Exhibit A hereto (each a “Fund” or an “ETF Series”) an exchange-traded class of shares known as “ETF1 Shares” for each ETF Series. The ETF Shares shall be created in bundles called “Creation Units.” The Trust, on behalf of the ETF Series, shall create and redeem ETF Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”) and/or cash, as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A, No 811-22555; and as authorized under the Order of Exemption dated                    of the Securities and Exchange Commission, Investment Company Act Release No.            ; File No.            . Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the Distributor, acting on behalf of the Trust, shall be authorized to create and redeem ETF Shares in Creation Units from the Trust. The Trust wishes to engage J.P. Morgan to perform certain services on behalf of the Trust with respect to the creation and redemption of ETF Shares, as the Trust’s agent, namely: to provide transfer agent services for ETF Shares of each ETF Series; to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of ETF Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

[1]	“ETF” is being shown in this document until the Trust has identified a tradename for its exchange traded fund product.

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NOW THEREFORE, in consideration of the promises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Trust and J.P. Morgan agree as follows:

1. DEFINITIONS. The following terms as used in this Agreement shall have the meanings as set forth below:

Agreement: means this Agency Services Agreement.

Applicable Law: means any applicable statute, including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”) and the Securities Exchange Act of 1934, as amended, (the “1934 Act”) as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

Authorized Participant: a broker or dealer that is a DTC participant and that has executed an Authorized Participant Agreement with the Distributor for the creation and redemption of Creation Units.

Authorized Participant Agreement: the agreement between the Distributor, on behalf of the Trust, and a broker or dealer that is a DTC Participant governing the creation and redemption of Creation Units.

Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust, including, without limitation, an Investment Adviser), to act on behalf of Trust hereunder. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.

Balancing Amount: means an amount of cash equal to the difference between the net asset value of a Creation Unit and the market value of the Deposit Securities (in the case of an creation) or the market value of the Redemption Securities (in the case of a redemption). For the creation of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable to the ETF Series by the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable by the ETF Series to the Authorized Participant. For redemptions of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable by the ETF Series to the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable to the ETF Series by the Authorized Participant.

Cash Component: means an amount of cash consisting of the Balancing Amount and a Transaction Fee.

Clearing Process: means CNS, the NSCC clearing and settlement process for the creation and redemption of Creation Units for securities in kind.

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CNS: means the Continuous Net Settlement System of NSCC.

“Confidential Information” means and includes all non public information concerning the Trust which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non- confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

Creation Deposit: means the consideration for the creation of a Creation Unit consisting of Deposit Securities and the Balancing Amount.

Creation Unit: means a large block of a specified number of ETF Shares that makes up one unit of the ETF Series, as specified in the ETF Series’ prospectus. A Creation Unit is the minimum number of ETF Shares that may be created or redeemed at any one time.

Custodian: means J.P. Morgan acting in the capacity as securities custodian for the Trust.

Deposit Securities: means with respect to each business day the designated basket of securities that will generally be tendered to an ETF Series by an Authorized Participant to create one or more Creation Units of that Fund’s ETF Shares.

Distributor: means the party identified as distributor in the Trust prospectus that may sign the Authorized Participant Agreement on behalf of the Trust.

DTC: means The Depository Trust Company, a limited purpose trust company organized under the law of the State of New York.

DTC Participant: means a “participant” as such term is defined in the rules of DTC.

DTC Participant Account: means an “account” as such term is defined in the rules of DTC.

ETF Series: means the series of the Trust that are listed on Exhibit A hereto, as amended from time to time.

ETF Shares: means the shares of each ETF Series.

Fund Administrator: means the entity appointed to provide fund administration services to the Funds, as notified by the Trust to J.P. Morgan in writing.

Index Receipt Agent: means J.P. Morgan acting in the capacity as “index receipt agent,” as such term is defined in the rules of NSCC, for the Trust.

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Instructions: means instructions which: (i) contain all necessary information required by J.P. Morgan to enable J.P. Morgan to carry out the Instructions; (ii) are received by J.P. Morgan in accordance with the prevailing Security Procedures; and (iii) J.P. Morgan believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which J.P. Morgan may specify.

Investment Adviser: means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

“J.P. Morgan Indemnitees” means J.P. Morgan, and its nominees, directors, officers, employees and agents.

Liabilities: means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

NSCC: National Securities Clearing Corporation, a clearing agency that is registered with the SEC.

Order Taker: means the entity appointed as order taker of the Funds, as notified by the Trust to J.P. Morgan in writing.

Outside the Clearing Process: means processing creation and redemption orders concerning Creation Units and Deposit Securities and Redemption Securities for settlement exclusively through DTC or, when the settlement is not DTC eligible, as a window delivery to the offices of the Custodian.

Redemption Securities: means the designated basket of securities provided by the Trust to an Authorized Participant redeeming a Creation Unit. On any given day, the Redemption Securities may or may not be identical to the Deposit Securities.

SEC: means the Securities and Exchange Commission

Security Procedure: means any security procedure to be followed by Trust upon the creation of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Trust. Trust acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Trust through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

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Shareholder: means DTC or its nominee. A single global certificate for each ETF Series will be created in the name of DTC or its nominee. DTC or its nominee shall be the sole registered holder of ETF Shares of each ETF Series.

Transaction Fee: means a transaction fee imposed by the Trust and payable by the Authorized Participant in connection with the creation or redemption of Creation Units.

Transfer Agent: means J.P. Morgan acting in the capacity as transfer agent for the ETF Shares of each ETF Series of the Trust.

2. APPOINTMENT. The Trust hereby appoints J.P. Morgan to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the “Board”), on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of this Agreement.

3. REPRESENTATIONS AND WARRANTIES.

(a)	J.P. Morgan represents and warrants to the Trust that:

(i) J.P. Morgan is a national bank duly organized and existing as a banking association under the laws of the United States;

(ii) J.P. Morgan is duly qualified to carry on its business in the State of New York;

(iii) J.P. Morgan is empowered under Applicable Laws and by its charter and by-laws to enter into and perform the services described in this Agreement;

(iv) J.P. Morgan is a transfer agent registered with the SEC.

(v) all requisite corporate action has been taken to authorize J.P. Morgan to enter into and perform this Agreement;

(vi) J.P. Morgan has, and shall continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vii) no legal or administrative proceedings have been instituted or threatened against J.P. Morgan which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; and

(viii) J.P. Morgan’s execution and performance of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

(ix) J.P. Morgan has established pursuant to the Bank Secrecy Act and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML)

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compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs; and (4) the creation of an independent audit function to test such programs;

(x) J.P. Morgan has a customer identification program (CIP) consistent with the rules under section 326 of the USA Patriot Act with respect to the services performed by it under this Agreement;

(xi) To the extent that J.P. Morgan is required to effect currency transactions related to the services under this Agency Services Agreement, J.P. Morgan, in respect of those transactions, will (1) file all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports; (2) screen all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act; and (3) allow appropriate regulators to examine its anti-money laundering books and records.

(xii) J.P. Morgan: (i) has in place policies and procedures reasonably designed to ensure compliance with the transfer agent rules of the Securities Exchange Act of 1934, as amended; (ii) will upon reasonable request provide certifications, reports of any material violations of, and any material changes to such policies and procedures to the Trust’s Chief Compliance Officer, and (iii) will maintain appropriate records in accordance with said transfer agent rules and any other applicable laws;

(xiii) J.P. Morgan will comply with the Trust’s portfolio holdings disclosure policy; and

(xiv) J.P. Morgan is not affiliated with any listing exchange or underlying index provider for any ETF Series.

J.P. Morgan further agrees that upon the Trust’s request, but no more frequently than annually, it will provide the Trust’s Chief Compliance Officer with an assurance letter regarding compliance with J.P. Morgan’s AML programs.

(b)	The Trust represents and warrants to J.P. Morgan that:

(i) the Trust is duly organized and existing and in good standing under the laws of the State of Maryland;

(ii) the Trust is empowered under Applicable Laws and by its charter document and by-laws to enter into and perform this Agreement;

(iii) all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

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(iv) the Trust is an open-end management investment company properly registered under the 1940 Act;

(v) a registration statement under the 1933 Act and the 1940 Act on Form N-1A (the “Registration Statement”) has been filed and shall be effective and shall remain effective during the term of this Agreement, and all necessary filings under the laws of the states shall have been made and shall be current during the term of this Agreement;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement, other than as described in the Trust's registration statement;

(vii) the Trust’s Registration Statement complies in all material respects with the 1933 Act and the 1940 Act and none of the Trust’s prospectuses and/or statements of additional information, and any amendments and supplements thereto (such prospectuses and statement of additional information, as in effect and as amended and supplemented from time to time (herein called the “Prospectus”) contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

(viii) the Trust’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

4. DELIVERY OF DOCUMENTS.

The Trust shall promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or require to properly discharge its duties. Such documents may include but are not limited to the following:

(i) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Trust;

(ii) the Trust’s charter documents;

(iii) the Trust’s by-laws;

(iv) the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC;

(v) the Trust’s Registration Statement, as filed with the SEC;

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(vi) the Trust’s final application for an Order of Exemption with respect to the ETF Series and ETF Shares, and the Order of Exemption of the SEC granting the relief requested in the application.

(vii) auditors’ reports and opinions of counsel regarding the Trust’s securities creation ;

(viii) the Trust’s Prospectuses relating to all funds, series, portfolios and classes, as applicable;

(ix) the Trust’s annual and semi-annual reports for the current year and annually while this Agreement is in effect; and

(x) such other material agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

5. SERVICES PROVIDED.

J.P. Morgan shall provide the following services subject to the control, direction and supervision of the Board and its designated agents and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, charter document and by-laws; Applicable Laws and regulations; and all resolutions and policies adopted by the Board:

(i) Transfer Agency Services described in Schedule A to this Agreement;

(ii) Index Receipt Agent Services described in Schedule B to this Agreement, and

(iii) such other services in connection with ETF Shares as the parties may mutually agree in writing.

6. FEES AND EXPENSES.

(a) As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay
J.P. Morgan the fees as may be agreed upon in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, routine legal fees related to services under this Agreement with the prior approval of the Trust or its investment adviser. All fees and expenses are to be billed monthly (unless another period is agreed upon) and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

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(b) J.P. Morgan shall render, after the close of each month in which services have been furnished, a statement reflecting all of the fees and expenses for such month (or other agreed upon billing period). Fees and expenses remaining unpaid after thirty (30) days from the date of receipt of the statement shall bear interest, from the date of the statement to the date of repayment to J.P. Morgan by the Trust, at such rate as J.P. Morgan customarily charges for similar overdue amounts, and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Trust to J.P. Morgan. In the event that the Trust disputes a fee or fees for a particular billing period and it is determined by the parties that an adjustment of the fees in favor of the Trust is in order, interest shall not be charged on the amount of the fee that is the subject of such adjustment, provided that the adjusted amount due is paid promptly.

7. INSTRUCTIONS.

(a) The Trust authorizes J.P. Morgan to accept and act upon any Instructions received by it without inquiry. The Trust will indemnify J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which J.P. Morgan is authorized to rely under the terms of this Agreement unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of a J.P. Morgan Indemnitee with respect to the manner in which such Instructions or directions are followed.

(b) Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or suspended.

(c) J.P. Morgan may (in its sole discretion and without affecting any part of this Section 7) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon the Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan shall not be liable for any loss arising from any delay while it seeks such clarification or confirmation, except to the extent such delays results from the fraud, negligence, or willful misconduct of J.P. Morgan or J.P. Morgan Indemnitee.

8. LIMITATIONS OF LIABILITY AND INDEMNIFICATION.

(a) J.P. Morgan shall use reasonable care in performing its duties under this Agreement. J.P. Morgan will not be responsible for any loss or damage suffered by the Trust or the Funds with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan or any J.P. Morgan Indemnitee.

(b) J.P. Morgan shall be liable to the Trust for its direct damages, excluding attorneys’ fees, to the extent they result from J.P. Morgan’s negligence, bad faith or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances shall J.P. Morgan be liable for any indirect, special or consequential damages

(including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

(c) Without limiting subsections (a) and (b) above, J.P. Morgan shall not be responsible for, and the Trust shall indemnify and hold J.P. Morgan, its officers, employees and agents harmless from and against, any and all Liabilities, incurred by
J.P. Morgan, any of its officers, employees or agents, or the Trust’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of J.P. Morgan or its officers, employees or agents required to be taken pursuant to this Agreement;

(ii) the reasonable reliance on or use by J.P. Morgan or its officers, employees or agents of information, records, or documents which are received by J.P. Morgan or its officers, employees or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

(iii) the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust's lack of good faith, or its actions, or lack thereof, involving negligence or willful misconduct;

(iv) the breach of any representation or warranty of the Trust hereunder;

(v) the taping or other form of recording of telephone conversations or other forms of electronic communications with the Trust, its agents or any investor or reliance by J.P. Morgan on telephone or other electronic Instructions of any person acting on behalf of the Trust or an investor for which telephone or other electronic services have been authorized so long as such taping or form of recording is in compliance with Applicable Laws;

(vi) the reliance by J.P. Morgan, its officers, employees or agents on any share certificates which are reasonably believed to bear the proper manual or facsimile signature of an Authorized Person of the Trust;

(vii) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by data, corporate action or pricing services, depositories or clearing systems, or securities brokers or dealers;

(viii) the offer or sale of ETF Shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such ETF Shares in such state (1) resulting from activities, actions, or omissions by the Trust or its

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other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(ix) any failure of the Trust’s registration statement to comply with the 1933 Act and the 1940 Act and any other Applicable Laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in the Trust’s Prospectus; provided such failure is not a result of information provided by J.P. Morgan to the Trust for inclusion the Trust’s Registration Statement;

(x) the actions taken by the Trust, the Distributor or by the Trust’s investment advisers in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(xi) all actions, omissions, or errors caused by third parties to whom J.P. Morgan or the Trust have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust or the Distributor, or by the Trust’s investment advisers or sponsor.

Notwithstanding subsections (a) above, J.P. Morgan shall have no duty or obligation of reasonable care with respect to any of the activities described in clauses (viii), (ix) (x) or (xi) of this subsection (c).

(d) The Trust shall defend J.P. Morgan or, at Trust’s option, settle any claim, demand or cause of action, whether groundless or otherwise, that ETF Shares or any of the services provided herein for the Trust infringes on, violates or misappropriates any patent, copyright, trademark, trade secret or any other proprietary right, and shall indemnify and hold harmless J.P. Morgan, its officers, employees and agents against all Liabilities, including court and settlement costs incurred by J.P. Morgan or any of them as a result of or relating to such claim, demand or cause of action (“Third Party Claim”). J.P. Morgan shall notify the Trust in writing of any such Third Party Claim, and give the Trust all reasonably necessary information and assistance to defend or settle such Third Party Claim. J.P. Morgan may participate in the defense or settlement of the Third Party Claim at any time and may retain its own counsel but Trust shall not be liable for any legal fees or expenses subsequently incurred by J.P. Morgan in connection with the defense thereof, unless (i) Trust has agreed to pay such fees and expenses, (ii) Trust shall have failed to employ counsel satisfactory to J.P. Morgan in a timely fashion or (iii) J.P. Morgan shall have reasonably determined that representation of J.P. Morgan by counsel provided by the Trust pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between the Trust and J.P. Morgan, including without limitation, situations in which there are one or more legal defenses available to J.P. Morgan that are different from or additional to those available to Trust. J.P. Morgan shall not enter into any settlement with respect to such Third Party Claim subject to indemnification hereunder without the prior written consent of the Trust, which consent shall not be unreasonably withheld.

(e) This Section 8 shall survive the termination of this Agreement, regardless of the party that terminated the Agreement or the reason therefor.

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9. TERM AND TERMINATION.

(a) The initial term of this Agreement shall be for a period of three years following the date on which J.P. Morgan commenced providing services under the Agreement (“Initial Term”). Following the Initial Term the Agreement will automatically renew for additional one year periods effective from the first anniversary of the date of the end of the Initial Term of this Agreement, unless and until a valid termination notice is given by the Trust, on behalf of one or more Funds, at least sixty (60) days prior to the applicable term or by J.P. Morgan at least one-hundred and eighty (180) days prior to the applicable term. Notwithstanding the above, in the event of the termination of the Custody Agreement or the Fund Servicing Agreement between J.P. Morgan and the Trust, the Trust at any time may terminate this Agreement in whole or in part.

(b)	Notwithstanding Section 9.1(a):

(i) Either party, at any time, may terminate this Agreement immediately without penalty on written notice to the other party in the event that a material breach of this Agreement, the Custody Agreement and/or the Fund Servicing Agreement by the other party has not been cured within thirty (30) days’ of that party being given written notice of the material breach unless the parties agree to extend the period to remedy the breach, and

(ii) Either party may terminate this Agreement immediately without penalty on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure.

10. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:	Northern Trust Investments, Inc.

50 South LaSalle Street

Chicago, IL 60603

Attention: Craig Carberry, Secretary

Telephone: 312-557-2996

Fax: 312-444-4676

With a copy to:	Northern Trust Investments, Inc.

50 South LaSalle Street

Chicago, IL 60603

Attn: Peter K. Ewing

Telephone: 312-444-7337

Fax: 312-431-4071

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If to J.P. Morgan in its capacity as Transfer Agent to:

JPMorgan Chase Bank

One Beacon St, 19th Floor

Boston, MA 02108

Attention: Leah Bowen

Telephone: 617-223-9164

Fax: 617-223-9150

If to J.P. Morgan in its capacity as Index Receipt Agent to:

JPMorgan Chase Bank

4 New York Plaza, 12th Floor

New York, New York 10004

Attention: Adrian Dmytrenko

Telephone: 212-623-8630

Fax: 212-623-0625

If to J.P. Morgan in its capacity as Custodian, as provided for in the Custody Agreement.

11. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

12. FORCE MAJEURE. J.P. Morgan shall maintain and update from time to time business continuation and disaster recovery procedures with respect to its Transfer Agent, Index Receipt Agent and custody business that are required by Applicable Law and that it determines from time to time meet reasonable commercial standards. J.P. Morgan shall have no liability, however, for any damage, loss or expense of any nature that the Trust may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent that such fraud or forgery is attributed to J.P. Morgan or to J.P. Morgan's employees), malfunction of equipment or software (except to the extent such malfunction is primarily attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan (including without limitation, the non-availability of appropriate foreign exchange), provided the that J.P. Morgan has notified the Trust promptly when it becomes aware of a specific occurrence or event and uses commercially reasonable efforts to resolve the adverse effects of the specific occurrence or event.

13. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

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14. ASSIGNMENT. This Agreement will be binding on each of the parties' successors and assigns, but the parties agree that neither party can assign any of its rights or obligations under this Agreement without the prior written consent of the other party; except J.P. Morgan may assign this Agreement without the Trust’s consent to any Affiliate or subsidiary of J.P. Morgan.

15. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

16. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County shall have sole and exclusive jurisdiction. Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of either of the courts specified and to accept service of process to vest personal jurisdiction over them in such courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

17. USE OF NAMES. The Trust shall not use J.P. Morgan's name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of J.P. Morgan hereunder, in a manner not approved by J.P. Morgan in writing prior to such use; provided, however, that J.P. Morgan shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

J.P. Morgan shall not refer to or use the names “FlexShares” or “Northern Trust” in any offering material, shareholder report, advertisement or other material relating to J.P. Morgan, other than for the purpose of merely identifying and describing the services provided to the Trust hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

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18. CONFIDENTIALITY.

(a) Subject to Section 18.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s or Funds business, or with the prior consent of the Trust.

The Trust authorizes J.P. Morgan to disclose Confidential Information to the extent necessary to provide relevant services to the Funds to:

(i)	its professional advisers, auditors or public accountants;

(ii)	its Affiliates; and

(iii)	any revenue authority or any governmental entity.

(b) Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence.

19. COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be an original and together shall constitute one and the same agreement.

20. HEADINGS. Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

21. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits, and also including the Custody Agreement to the extent custody services are provided in conjunction with Index Receipt Agent services for ETF Shares, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein for Trust, Funds and ETF Shares, whether oral or written.

22. SEVERAL OBLIGATIONS OF THE FUNDS. This Agreement is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually, and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders personally but are binding only upon the assets and property of the Trust. With respect to the obligations of each Fund arising hereunder, J.P. Morgan shall look for payment or satisfaction of any such obligation solely to the assets of the Fund to which such obligation relates as though J.P. Morgan had separately contracted by separate written instrument with respect to each Fund, and in no event shall J.P. Morgan have recourse, by set off or otherwise, to or against any assets of any other Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

FLEXSHARES TRUST		JPMORGAN CHASE BANK, N. A.

By:	/s/ Peter K. Ewing	By:	/s/ Ellen E. Crane

Name:	Peter K. Ewing	Name:	Ellen E. Crane
Title:	Vice President	Title:	Executive Director
Date:	August 19, 2011	Date:	August 19, 2011

J.P.Morgan

AGENCY SERVICES AGREEMENT

SCHEDULE A

TRANSFER AGENCY SERVICES

FOR ETF SERIES

Following are the transfer agent services that shall be provided by J.P. Morgan for the Trust in its capacity as Transfer Agent for each ETF Series. Unless otherwise defined in this Schedule A, defined terms will have the same meaning as set forth in Section I of this Agreement.

A.	Creation and Redemption of ETF Shares of each ETF Series.

1. Pursuant to such creation orders that Index Receipt Agent shall receive from the Trust or its agent, Transfer Agent shall register the appropriate number of book entry only ETF Shares in the name of DTC or its nominee as the sole shareholder (the “Shareholder”) for each ETF Series and deliver the shares of the applicable ETF Series in Creation Units on the business day next following the trade date (T+1) to the DTC Participant Account of the Custodian for settlement. It is understood and agreed that J.P. Morgan, in its capacity as Transfer Agent, Index Receipt Agent or Custodian, shall not be responsible for determining whether any order, if accepted, shall result in the depositor of the Creation Deposit owning or appearing to own eighty percent (80%) or more of the outstanding ETF Shares of such ETF Series.

2. Pursuant to such redemption orders that Index Receipt Agent shall receive from the Distributor on behalf of the Trust or other designated agent of the Trust, Transfer Agent shall redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable ETF Series.

3. Transfer Agent shall issue ETF Shares of the applicable ETF Series in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Transfer Agent. In issuing ETF Shares of the applicable ETF Series through DTC to a purchaser, Transfer Agent shall be entitled to rely upon the latest Instructions that are received from the Distributor, Trust or its agent by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the creation and delivery of such shares for settlement.

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4. Transfer Agent shall not create any ETF Shares for a particular ETF Series where it has received an Instruction from the Trust or written notification from any federal or state authority that the sale of the ETF Shares of such ETF Series has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such Instructions or written notification.

5. Upon the creation of ETF Shares of any ETF Series as provided herein, Transfer Agent shall not be responsible for the payment of any original create or other taxes, if any, required to be paid by the Trust in connection with such creation.

6. ETF Shares of any ETF Series may be redeemed in accordance with the procedures set forth in the Prospectus of the Trust, in the Authorized Participant Agreement and in the AP Handbook, as may be amended from time to time and J.P. Morgan shall duly process all redemption requests.

B.	Payment of Dividends and Distributions on ETF Shares of each ETF Series.

1. J.P. Morgan shall prepare and make payments for dividends and distributions declared by the Trust on behalf of the ETF Series.

2. The Trust or its designated agent shall promptly notify both the Custodian and the Transfer Agent of the declaration of any dividend or distribution in respect of each ETF Series. The Trust shall furnish to J.P. Morgan a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which the Shareholder shall be entitled to payment, the total amount payable to the Shareholder and the total amount payable to J.P. Morgan as Transfer Agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by ETF Series, the date of payment thereof, the record date as of which the Shareholder is entitled to payment, and the amount payable per share to the Shareholder as of that date and the total amount payable to Transfer Agent on the payment date. The Trust’s Board of Trustees shall approve the Authorized Persons to provide such information to J.P. Morgan.

3. Upon its receipt from the Trust of the information set forth in Subsection 2 immediately above, the Fund Administrator, based upon the amount of ETF Shares outstanding on its books and records, shall calculate the total dollar amount of the dividend or distribution on each ETF Series and notify the Trust of this amount. The Trust shall verify this total dollar amount as calculated by the Fund Administrator. Provided the Trust is in agreement with the Fund Administrator, the Trust shall instruct the Custodian to place in a dividend disbursing account maintained by the Transfer Agent funds equal to the total cash amount of the dividend or distribution to be paid out in respect of each ETF Series. Should Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Transfer Agent, Custodian shall advise the Trust and the Trust shall either adjust the rate of the dividend or distribution or provide additional cash to Custodian for credit to the dividend disbursing account maintained by Transfer Agent. The Transfer Agent shall credit such dividend or distribution to the account of the Shareholder.

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4. Should Transfer Agent not receive from Custodian sufficient cash to make payment as provided in the immediately preceding Subsection, Transfer Agent or Custodian shall notify the Trust, and Transfer Agent shall withhold payment to the Shareholder until sufficient cash is provided to J.P. Morgan and J.P. Morgan shall not be liable for any claim arising out of such withholding.

C.	Recordkeeping.

1. J.P. Morgan shall create and maintain such records in accordance with laws, rules and regulations applicable to J.P. Morgan as a registered transfer agent. All records shall be available for inspection and use by the Trust. J.P. Morgan shall maintain such records for at least six years or for such other period as J.P. Morgan and the Trust may mutually agree.

2. Upon reasonable notice by the Trust, J.P. Morgan shall make available during regular business hours all records and other data created and maintained by J.P. Morgan as Transfer Agent for reasonable audit and inspection by the Trust, or any person retained by the Trust.

3. J.P. Morgan shall record the creation of ETF Shares of each ETF Series and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of ETF Shares of each ETF Series that are authorized, based upon data provided to J.P. Morgan by the Trust or the ETF Series, issued and outstanding. Also, J.P. Morgan shall provide the Trust on a regular basis with the total number of ETF Shares authorized, issued and outstanding in respect of each ETF Series but shall not be responsible for, when recording the creation of ETF Shares, monitoring the creation of such shares or compliance with any laws relating to the validity of the creation or the legality of the sale of such shares.

D.	Establish Procedures.

Procedures applicable to the transfer agent services to be performed hereunder may be established from time to time by agreement between the Trust and J.P. Morgan. J.P. Morgan shall have the right to utilize any shareholder accounting and record-keeping systems that, in its opinion, enables it to perform any services to be performed hereunder, provided that the usage does not compromise the confidentiality of the Trust’s records or otherwise breach this Agreement.

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AGENCY SERVICES AGREEMENT

SCHEDULE B

INDEX RECEIPT AGENT SERVICES

AND RELATED CUSTODY SERVICES FOR ETF SERIES

Following are the Index Receipt Agent services that shall be provided by J.P. Morgan for the Trust in respect of each Fund and their respective ETF Series. J.P. Morgan shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by J.P. Morgan, as Custodian, to each Fund under the terms of the Custody Agreement. J.P. Morgan shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of creations and redemptions of Creation Units of each ETF Series. If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series the terms herein shall govern. Unless otherwise defined in this Schedule B, defined terms will have the same meaning as set forth in Section I of this Agreement.

A.	Index Receipt Agent Services.

1. J.P. Morgan, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and each ETF Series for the processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series and Creation Deposits through the facilities of NSCC and DTC. The forgoing shall only applicable to US domestic ETFs that maintain DTC eligible baskets of securities. US domestic ETFs that maintain non-DTC eligible baskets of securities and US domiciled global ETFs will be processed via proprietary ETF servicing modules. However, J.P. Morgan shall continue to deliver the Portfolio Composition Files to the NSCC for further dissemination to market participants.

2. The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which shall be delivered to the J.P. Morgan and which J.P. Morgan, in its capacity as Index Receipt Agent, shall acknowledge.

3. In connection with the procedures that may be established from time to time between J.P. Morgan and the Trust on behalf of each ETF Series for the processing, clearance and settlement of the creation and redemption of Creation Units through the Clearing Process, J.P. Morgan shall:

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(a) (i) receive from the Investment Adviser daily, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities (if applicable) for each ETF Series, (ii) receive from the Order Taker daily, a computer generated file that is in form and substance acceptable to NSCC containing the Balancing Amount and the Transaction Fee for each ETF Series and (iii) transmit both files (referenced in subparagraphs (i) and (ii) herein) as received to NSCC;

(b) receive from the Distributor on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains creation orders from Authorized Participants that have been received and accepted by the Distributor on behalf of the Trust and each ETF Series, for the creation of Creation Units against delivery of Deposit Securities and a Cash Component; transmit the file of creation orders as received from the Distributor to NSCC; receive back from NSCC the file of creation orders enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such creation orders, instruct the Transfer Agent to create the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account;

(c) receive from the Distributor on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been received and accepted by the Distributor on behalf of the Trust for each Fund; transmit the file of redemption orders as received from the Distributor to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities that are in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such redemption orders, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units and reduce the account of the Shareholder accordingly; and

(d) at the appropriate times, cause to be paid over to Authorized Participants Balancing Amounts on the creation or redemption of Creation Units, as instructed by the Distributor or the Trust on behalf of each ETF Series.

4. The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the creation and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each ETF Series irrespective of whether in effecting such creations and redemptions for the Trust on behalf of each ETF Series through the Clearing Process, J.P. Morgan, as a member of NSCC, is acting as principal or as agent; and, in respect hereof, the Trust and each ETF Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

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B.	Outside the Clearing Process.

1. The following transactions shall be handled Outside the Clearing Process:

(i)	any creation or redemption of Creation Units that the Trust, its Distributor or another authorized agent shall instruct J.P. Morgan to settle Outside the Clearing Process; J.P. Morgan will set up ETFs for processing, clearing and settlement within the Clearing Process or Outside of the Clearing Process. This set up is not subject to change on an ad hoc basis; and

(ii)	any security create that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.

2. All such transactions shall be effected by J.P. Morgan on a delivery-versus-payment and receive-versus-payment basis through DTC and according to DTC’s rules, and the Trust or the ETF Series shall provide to J.P. Morgan the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust’s or the ETF Series’ Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled as a window delivery pursuant to street practice. All such transactions shall be effected by J.P. Morgan as Custodian and subject to the terms of the Custody Agreement. US fixed income securities that are not DTC eligible will be settled free of payment via the Fed or similar US clearing structure. Foreign equity and fixed income securities will be settled locally free of payment.

3. The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security creates in a basket of Deposit Securities settled outside the Clearing Process, including but not exclusive to non-DTC eligible domestic ETFs, US-domiciled global fixed income ETFs and US-domiciled global equity ETFs. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, J.P. Morgan will make available to the Trust a report that details such fails to receive and their value. The Trust will in turn instruct the necessary parties about the required collateral that will be delivered to J.P. Morgan by an Authorized Participant. J.P.Morgan will maintain a separate account that will be used for receipt of such collateral.

C.	Settlement of Cash Component.

Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of J.P. Morgan’s overall daily net cash settlement at DTC.

D.	Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.

1. The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security creates in a basket of Deposit Securities settled through the Clearing Process. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, J.P. Morgan shall book

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to a single control account maintained for all funds for which J.P. Morgan provides Index Receipt Agent services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement. J.P. Morgan shall not post to any ETF Series account any cash that it receives from NSCC on a short receive position pending settlement.

J.P. Morgan shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any ETF Series. J.P. Morgan will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such ETF Series and to the securities accounts of such other funds for which J.P. Morgan is acting as Index Receipt Agent. The Trust agrees that any such allocation shall be conclusive on the Trust and the affected ETF Series. When the Deposit Securities that are subject of the short receive positions are received by J.P. Morgan, they will be credited by J.P. Morgan on a FIFO basis to the custody accounts of the applicable funds. J.P. Morgan shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its ETF Series accounts with J.P. Morgan to settle the transaction. Custodian shall post Deposit Securities to the applicable ETF Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.

2. Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, the Trust may elect to instruct J.P. Morgan to exercise NSCC’s buy-in rules with respect to that short position. If an ETF Series needs to sell a short security in its account, the Trust may request that J.P. Morgan exercise a buy-in of the short security under applicable NSCC rules.

E.	Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.

1. The Trust recognizes that on the redemption of Creation Units of an ETF Series through the Clearing Process J.P. Morgan, on behalf of the applicable ETF Series, is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the applicable ETF Series. It shall be the responsibility of the Trust and each ETF Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each ETF Series. Should the custody account of an ETF Series for any reason (for example, through the Trust’s participation in a securities lending program on behalf of the ETF Series) have a short position in respect of any of the securities creates comprising the basket of Redemption Securities (a “short delivery position”) with the result that, on settlement date, J.P. Morgan is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that J.P. Morgan shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. J.P. Morgan shall be entitled to charge to the account of the applicable ETF Series the amount of cash needed to cover the short delivery position. In the event that J.P. Morgan

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advances its own funds to cover an ETF Series short delivery position, J.P. Morgan, in its discretion, may charge the applicable EFT Series interest on the amount of the advance at the rate that J.P. Morgan charges for advances of a similar nature to similar customers of J.P. Morgan, unless J.P. Morgan and the Trust have mutually agreed in writing upon another rate.

2. In the event that J.P. Morgan shall have advanced its own funds to cover a short delivery position at NSCC for an ETF Series, J.P. Morgan shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the ETF Series custody account and J.P. Morgan shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. Nothing herein or in the Custody Agreement shall be construed to mandate that J.P. Morgan, acting as Index Receipt Agent for the Trust and each ETF Series, effect redemptions of Creation Units where J.P. Morgan, acting in good faith, believes that it may not be repaid an advance by the Trust or the ETF Series or otherwise not receive from the ETF Series delivery of the Redemption Securities that are the subject of a short delivery position.

F	Establish Procedures.

The Trust and J.P. Morgan, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of each ETF Series through the Clearing Process and Outside the Clearing Process.

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AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES

1.	FlexSharesSM Morningstar US Market Factor Tilt Index Fund
2.	FlexSharesSM Morningstar Developed Ex-US Markets Factor Tilt Index Fund
3.	FlexSharesSM Morningstar Emerging Markets Factor Tilt Index Fund
4.	FlexSharesSM Morningstar Global Upstream Natural Resources Index Fund
5.	FlexSharesSM iBoxx 3-Year Target Duration TIPS Index Fund
6.	FlexSharesSM iBoxx 5-Year Target Duration TIPS Index Fund
7.	FlexSharesSM iBoxx 7-Year Target Duration TIPS Index Fund